Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT TO REPURCHASE UP TO $300 MILLION OF COMMON STOCK

Extends Remaining $7 Million from 2013 Authorization

NEW YORK – January 21, 2014 – CIT Group Inc. (NYSE: CIT) cit.com, a leading provider of financing and advisory services to small businesses and middle market companies, today announced that its Board of Directors approved the repurchase of up to $300 million of common stock through December 31, 2014. In addition, the Board also approved the repurchase of an additional $7 million of common stock, the amount remaining from its 2013 share repurchase authorization.

In May 2013, the Company was authorized to repurchase $200 million of common stock and successfully repurchased $193 million of common stock through December 31, 2013.

[“This announcement reflects our continued efforts to return capital to our shareholders,” said John A. Thain, Chairman and Chief Executive Officer. “As we work to enhance the value of our franchise we will continue to find ways to create shareholder value.”]

Management will determine the timing and amount of any share repurchases under the share repurchase authorizations based on market conditions and other considerations. The repurchases may be effected in the open market, through derivative, accelerated repurchase and other negotiated transactions, and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

EDITOR’S NOTE:

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services to its clients and their customers across more than 30 industries. CIT maintains leadership positions in middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. CIT operates CIT Bank (Member FDIC), its primary bank subsidiary, which, through its Internet bank BankOnCIT.com, offers a suite of savings options designed to help customers achieve a range of financial goals. cit.com

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CIT MEDIA RELATIONS:

C. Curtis Ritter

Director of Corporate Communications

(973) 740-5390

Curt.Ritter@cit.com

Matt Klein

VP, Media Relations

(973) 597-2020

Matt.Klein@cit.com

CIT INVESTOR RELATIONS:

Barbara Callahan

Senior Vice President

(973) 740 -5058

Barbara.Callahan@cit.com